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                                                                    Exhibit 23.1
                                                                    ------------

                  Report and Consent of Independent Auditors

To the Board of Directors and Shareholders of TranSwitch Corporation:

The audits referred to in our report dated January 21, 1999, except for Note 12, which is as of February 12, 1999, included the related financial statement schedule for each of the years in the three-year period ended December 31, 1998, included in the TranSwitch Corporation 1998 Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the use of our reports included herein and incorporated by reference in the Registration Statements of TranSwitch Corporation on Form S-8 (No. 33-94234) and Form S-3 (No. 333-40897), relating to the consolidated balance sheets of TranSwitch Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1998, which reports appear in the TranSwitch Corporation 1998 Annual Report on Form 10-K.


                                                    KPMG LLP

Stamford, Connecticut
March 26, 1999